UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2007

ROBCOR PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Florida	333-126031	20-3215854
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Robcor Properties, Inc.

12890 Hilltop Road

Argyle, Texas 76226

(Address of Principal Executive Offices)

(972) 233-0300

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On March 12, 2007, Robcor Properties, Inc., a Florida corporation (the “Company”), acquired Redpoint Bio Corporation, a privately-held Delaware corporation (“Redpoint”) through a reverse merger transaction.  Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 12, 2007, by and among our wholly-owned, newly-formed subsidiary, Robcor Acquisition Corp., a Delaware corporation (“Merger Sub”), the Company, Robcor, LLC, a Kentucky limited liability company and our wholly-owned subsidiary, and Halter Financial Investments, L.P., a Texas limited partnership and Michael Heitz, as stockholders of the Company, on the one hand, and Redpoint, on the other hand, Merger Sub has merged into Redpoint, with Redpoint continuing as the surviving entity in the Merger.  As a result, Redpoint has become a wholly-owned operating subsidiary of the Company and shall constitute the Company’s sole business.  In connection with the Merger, Redpoint’s existing security holders were issued an aggregate of approximately 35.1 million shares of common stock, no par value, of the Company.

Concurrent with the closing of the Merger, Redpoint and the Company consummated a private placement transaction in which gross proceeds of $20,000,000 were raised.  The net proceeds of the private placement shall be used for Redpoint’s research and development activities and working capital purposes.  Pursuant to the private placement, the Company issued an aggregate of 24.7 million shares of common stock at a price of $0.81 per share, together with warrants to purchase approximately 6.2 million shares of common stock at an exercise price of $1.35 per share.  Following the closing of the merger and the private placement, the Company has a total of approximately 62.6 million shares of common stock issued and outstanding.  The contemporaneous completion of the private placement was a condition to the closing of the Merger.

As soon as reasonably practicable, the Company intends to take the necessary steps and seek stockholder approval to (i) reincorporate the Company in Delaware, (ii) change the name of the Company to Redpoint Bio Corporation and (iii) effect a reverse stock split to reduce its issued and outstanding shares of common stock to approximately 22.5 million shares.  This reverse stock split would result in an effective private placement price per share of approximately $2.25.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Agreement and Plan of Merger, dated March 12, 2007, by and among, Redpoint Bio Corporation, Robcor Properties, Inc., Robcor Acquisition Corp., Robcor LLC, Halter Financial Investments, L.P. and Michael Heitz.

99.1	Press Release dated March 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2007	ROBCOR PROPERTIES, INC.

	By:	/s/ F. Raymond Salemme
	Name:	F. Raymond Salemme
	Title:	Chief Executive Officer